Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 1, 2005, by and among Manhattan Pharmaceuticals, Inc., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 810 Seventh Avenue, 4th Floor, New York, New York 10019 (“Manhattan”), Tarpan Therapeutics, Inc., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 787 Seventh Avenue, 48th Floor, New York, New York 10019 (“Tarpan”), and Tarpan Acquisition Corp., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 810 Seventh Avenue, 8th Floor, New York, New York 10019 (“TAC”).

W I T N E S S E T H

WHEREAS, the respective Boards of Directors of Tarpan, Manhattan and TAC have (i) determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of TAC with and into Tarpan (the “Merger”) and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Manhattan, as the sole stockholder of TAC, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the Bylaws of TAC;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of Tarpan shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the other transactions contemplated by this Agreement be undertaken pursuant to such plan; and

WHEREAS, the parties to this Agreement intend that the Merger shall qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that Manhattan, TAC and Tarpan will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Tarpan or the acquisition of any significant interest in, or a substantial portion of the assets of Tarpan, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” has the meaning ascribed thereto in Section 3.20(a) hereof.

“DGCL” has the meaning ascribed thereto in the preambles to this Agreement.

“Dissenting Shares shall have the meaning ascribed thereto in Section 2.5 hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

“Environmental Law” means any and all federal, state, local and foreign laws, common laws, statutes, ordinances, rules, regulations or other legal requirement relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of, Hazardous Materials.

“Environmental Permit” means, with respect to any of the parties hereto, any permit, license, certificate, approval or authorization issued by a governmental authority that is required for the operation of such party’s business or the holding of any of its material assets or properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient resulting from dividing (A) one-fourth of the fully-diluted shares of Manhattan Common Stock outstanding immediately prior to the Effective Time by (B) the number of fully-diluted shares of Tarpan Common Stock outstanding immediately prior to the Effective Time (except shares of Tarpan Common Stock cancelled or extinguished pursuant to Sections 2.2(b)). For purposes of calculating the Exchange Ratio, the term “fully-diluted shares” of any entity’s common stock shall mean the number of issued and outstanding shares assuming the issuance of all shares of common stock issuable upon exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to purchase or otherwise acquire such common stock; provided, however, that the fully-diluted shares of Manhattan Common Stock shall not include the issuance of all shares of Manhattan Common Stock issuable upon the exercise or conversion of any outstanding option, warrant or other convertible security originally issued by Atlantic Technology Ventures, Inc. (Manhattan’s predecessor) having a conversion or exercise price of at least $5.00 per share of Manhattan Common Stock.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Hazardous Materials means all materials regulated pursuant to Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, and petroleum products.

“Information Statement” shall have the meaning ascribed thereto in Section 5.13 hereof.

“Intellectual Property” has the meaning ascribed thereto in Section 3.20(a) hereof.

“Know-How” has the meaning ascribed thereto in Section 3.20(a) hereof.

“Manhattan 8-K Reports” has the meaning ascribed thereto in Section 4.4 hereof.

“Manhattan 10-K Report” has the meaning ascribed thereto in Section 4.4 hereof.

“Manhattan 10-Q Reports” has the meaning ascribed thereto in Section 4.4 hereof.

“Manhattan Common Stock” means the common stock, par value $.001 per share, of Manhattan.

“Manhattan Insiders” has the meaning ascribed thereto in Section 4.13 hereof.

“Manhattan Intellectual Property” has the meaning ascribed thereto in Section 4.12(a) hereof.

“Manhattan Latest Balance Sheet” has the meaning ascribed thereto in Section 4.6 hereof.

“Manhattan Permits” has the meaning ascribed thereto in Section 4.14 hereof.

“Manhattan Proxy Statements” has the meaning ascribed thereto in Section 4.4 hereof.

“Manhattan Returns” has the meaning ascribed thereto in Section 4.10 hereof.

“Manhattan SEC Filings” has the meaning ascribed thereto in Section 4.4 hereof

“Material Adverse Effect” shall, with respect to any entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity taken as a whole, but shall exclude any effect resulting from or relating to (i) general economic conditions or general effects on the industries in which such entity operates, (ii) acts of terrorism or war (whether or not threatened, pending or declared), or (iii) the public announcement of this Agreement or the transactions contemplated hereby.

“Merger Consideration” means the shares of Manhattan Common Stock issuable in connection with the Merger to the holders of Tarpan Common Stock based on the product resulting from multiplying the Exchange Ratio by the number of fully-diluted shares of Tarpan Common Stock outstanding immediately prior to the Effective Time.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Patents” has the meaning ascribed thereto in Section 3.20(a) hereof.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, proprietorship, association, organization, labor union or governmental authority.

“Registration Rights Agreement” shall have the meaning ascribed thereto in Section 5.11 hereof.

“Remedial Action” means any action required under Environmental Law to clean up soil, surface water or groundwater in response to a release of Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such release; action taken to remediate any such release; post-remediation monitoring of any such release; and preparation of all reports, studies, analyses or other documents relating to the above.

“Requisite Tarpan Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” has the meaning ascribed thereto in Section 3.20(a) hereof.

“Stockholder Questionnaire” shall have the meaning ascribed thereto in Section 5.7 hereof.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tarpan Common Stock” means the common stock, par value $.001, of Tarpan.

“Tarpan Financial Statements” has the meaning ascribed thereto in Section 3.10 hereof.

“Tarpan Insiders” has the meaning ascribed thereto in Section 3.8 hereof.

“Tarpan Intellectual Property” has the meaning ascribed thereto in Section 3.20(a) hereof.

“Tarpan Latest Balance Sheet” has the meaning ascribed thereto in Section 3.14 hereof.

“Tarpan Permits” has the meaning ascribed thereto in Section 3.9(b) hereof.

“Tarpan Plans” has the meaning ascribed thereto in Section 3.17(a) hereof.

“Tarpan Returns” has the meaning ascribed thereto in Section 3.6(a) hereof.

“Tarpan Stockholder Meeting” shall have the meaning ascribed thereto in Section 5.8(a) hereof.

“Tax or Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.20(a) hereof.

ARTICLE II
MERGER

At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, TAC shall be merged with and into Tarpan, the separate corporate existence of TAC shall cease, and Tarpan shall continue as the surviving corporation and as a wholly-owned subsidiary of Manhattan. Tarpan, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

2.1 Effects of Merger.

(a) Subject to the provisions of Articles VI and VII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the earliest practicable time after the satisfaction or waiver of the conditions in Article VI at such location and on such date as Tarpan and Manhattan mutually agree, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto (the “Closing Date”). On the Closing Date, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall be effective when the Certificate of Merger is filed with the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

(b) Each of Manhattan, Tarpan and TAC shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Tarpan or TAC, the officers of Manhattan and the Surviving Company are fully authorized in the name of Tarpan and TAC to take, and shall take, all such lawful and necessary action.

(c)  At the Effective Time, the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of TAC as in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Company shall read as follows: “The name of the corporation is Tarpan Therapeutics, Inc.”. The Bylaws of Tarpan as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company at the Effective Time, until thereafter amended as provided by law and such Bylaws.

2.2	Effect on Tarpan Capital Stock and TAC Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)  Each share of Tarpan Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be extinguished pursuant to this Section 2.2 and the Dissenting Shares as defined in Section 2.5 below) shall be cancelled and extinguished and converted into the right to receive such number of fully paid and non-assessable shares of Manhattan Common Stock equal to the Exchange Ratio. Manhattan shall issue to each holder of Tarpan Common Stock (other than holders of shares extinguished pursuant to this Section 2.2 and Dissenting Shares) the number of shares of Manhattan Common Stock equal to the number of shares of Tarpan Common Stock held by such stockholder multiplied by the Exchange Ratio, rounded to the nearest whole share;

(b)   Each share of Tarpan Common Stock held immediately prior to the Effective Time by Tarpan as treasury stock will be cancelled and extinguished without any conversion thereof and no payment will be made with respect to such shares;

(c)  Each share of Tarpan Common Stock issued and outstanding immediately prior to the Effective Time and owned by TAC or Manhattan, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(d)  Each share of common stock, $0.001 par value per share, of TAC issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

2.3	Rights of Holders of Tarpan Capital Stock.

(a)  From and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Tarpan Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Manhattan Common Stock into which such shares of Tarpan Common Stock shall have been converted pursuant to Section 2.2(a) above. The record holder of each such outstanding certificate representing shares of Tarpan Common Stock, shall, after the Effective Time, be entitled to vote the shares of Manhattan Common Stock into which such shares of Tarpan Common Stock shall have been converted on any matters on which the holders of record of the Manhattan Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Tarpan Common Stock, Manhattan may rely conclusively upon the record of stockholders maintained by Tarpan containing the names and addresses of the holders of record of Tarpan Common Stock on the Effective Date.

(b)  From and after the Effective Time, Manhattan shall reserve a sufficient number of authorized but unissued shares of Manhattan Common Stock for issuance in connection with the issuance of the Merger Consideration upon conversion of Tarpan Common Stock into Manhattan Common Stock at the Effective Time.

2.4	Procedure for Exchange of Tarpan Common Stock.

(a)  After the Effective Time, each holder of certificate(s) theretofore evidencing outstanding shares of Tarpan Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2), upon surrender of such certificate(s) to the registrar or transfer agent for Manhattan Common Stock, shall be entitled to receive certificates representing the number of whole shares of Manhattan Common Stock into which shares of Tarpan Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 2.2(a) hereof. Manhattan shall not be obligated to deliver shares of Manhattan Common Stock to which any holder of shares of Tarpan Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Tarpan Common Stock shall be canceled. If there is a transfer of Tarpan Common Stock ownership which is not registered in the transfer records of Tarpan, a certificate representing the proper number of shares of Manhattan Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Manhattan, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such transfer shall pay any transfer or other taxes required by reason of the issuance of shares of Manhattan Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Manhattan that such tax has been paid or is not applicable, and (z) the issuance of such shares of Manhattan Common Stock shall not, in the sole discretion of Manhattan, violate the requirements of Section 4(2) of the Securities Act with respect to the private placement of Manhattan Common Stock that will result from the Merger.

(b)  All shares of Manhattan Common Stock issued upon the surrender of and exchange for shares of Tarpan Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Tarpan Common Stock.

(c)   No holder surrendering a certificate representing shares of Tarpan Common Stock will be issued in exchange for a certificate representing other than a whole number of shares of Manhattan Common Stock.

(d)  Any shares of Manhattan Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Manhattan of a written opinion of counsel reasonably satisfactory to Manhattan to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing shares of Manhattan Common Stock issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF MANHATTAN PHARMACEUTICALS, INC. HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO MANHATTAN PHARMACEUTICALS, INC., TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.”

(e)  In the event any certificate for shares of Tarpan Common Stock shall have been lost, stolen or destroyed, Manhattan shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Manhattan Common Stock as provided herein; provided, however, that Manhattan, in its discretion and as a condition precedent to the issuance thereof, may require the holder of the shares represented by such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Manhattan or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5	Dissenting Shares.

(a)  Shares of capital stock of Tarpan held by stockholders of Tarpan who have properly exercised and preserved appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Manhattan Common Stock pursuant to Section 2.2(a) above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive the shares of Manhattan Common Stock as provided in Section 2.2(a) above.

(b)  Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6  Directors and Officers of the Surviving Company. From and after the Effective Time, the directors of the Surviving Company shall be the directors of TAC immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified, or such persons are otherwise removed, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Company. From and after the Effective Time, the officers of the Surviving Company shall be the officers of TAC immediately prior to the Effective Time, each to hold office until their respective successors are duly appointed or such persons are removed from office in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Company.

2.7  Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a tax-free reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARPAN

Tarpan hereby represents and warrants as follows:

3.1  Organization and Qualification. Tarpan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The copies of the Certificate of Incorporation and Bylaws of Tarpan that have been made available to Manhattan on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof. Except as set forth on Schedule 3.1, Tarpan is duly licensed or qualified to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Tarpan.

3.2   Authority Relative to this Agreement; Non-Contravention. Tarpan has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Tarpan and the consummation by Tarpan of the transactions contemplated hereby have been duly authorized by the Board of Directors of Tarpan and, except for approval of this Agreement and the Merger by the requisite vote of Tarpan’s stockholders (the “Requisite Tarpan Stockholder Vote”), no other corporate proceedings on the part of Tarpan are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Tarpan and, assuming it is a valid and binding obligation of Manhattan and TAC, constitutes a valid and binding obligation of Tarpan enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except as set forth in Schedule 3.2, Tarpan is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Tarpan. Except for (a) approvals under applicable blue sky laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Tarpan for the consummation by Tarpan of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tarpan or materially adversely affect the consummation of the transactions contemplated hereby.

3.3  Capitalization.

(a)  The authorized, issued and outstanding shares of capital stock of Tarpan as of the date hereof are set forth on Schedule 3.3(a). All issued and outstanding shares of Tarpan Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 3.3(a), Tarpan has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in Schedule 3.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Tarpan and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Tarpan any shares of capital stock or other securities of Tarpan of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Tarpan to repurchase or otherwise acquire any shares of its capital stock.

(b) Schedule 3.3(b) contains a list of the names, addresses and tax identification numbers of the holders of record as of the date of this Agreement of all issued and outstanding shares of Tarpan Common Stock and the number of shares of Tarpan Common Stock each of them holds.

(c) Tarpan does not own, and is not a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To Tarpan’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Tarpan.

3.4  Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Tarpan, threatened against Tarpan, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.5  No Brokers or Finders. There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Tarpan.

3.6  Tax Matters.

(a)  (i) Tarpan has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Tarpan Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any taxing authority having jurisdiction; (ii) all such Tarpan Returns are complete and accurate in all material respects; (iii) Tarpan has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Tarpan has established on the Tarpan Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Tarpan has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)  There are no liens for Taxes upon any assets of Tarpan, except liens for Taxes not yet due.

(c)  No deficiency for any Taxes has been proposed, asserted or assessed against Tarpan that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 3.6, no waiver, extension or comparable consent given by Tarpan regarding the application of the statute of limitations with respect to any Taxes or Tarpan Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.6, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tarpan Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Tarpan by any Taxing authority regarding any such Tax audit or other proceeding, or, to the knowledge of Tarpan, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tarpan Returns. Tarpan does not expect the assessment of any additional Taxes of Tarpan for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Tarpan which would exceed the estimated reserves established on its books and records.

(d)  Except as set forth on Schedule 3.6, Tarpan is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Tarpan not to be deductible (in whole or in part) under Section 280G of the Code. Tarpan is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Tarpan with respect to Taxes. Tarpan is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Tarpan has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 3.6 contains a list of all jurisdictions in which Tarpan is required to file any Tarpan Return and no claim has been made by a taxing authority in a jurisdiction where Tarpan does not currently file Tarpan Returns that Tarpan is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Tarpan. Tarpan has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. Tarpan is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. Tarpan has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)  Tarpan has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)  Except as set forth on Schedule 3.6, Tarpan has not requested any extension of time within which to file any Tarpan Return, which return has not since been filed.

3.7 Contracts and Commitments. Contracts and Commitments.

(a)   Schedule 3.7 hereto lists the following agreements, whether oral or written, to which Tarpan is a party, which are currently in effect, and which relate to the operation of Tarpan’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Tarpan Common Stock or the election of directors of Tarpan; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Tarpan; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Tarpan is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which Tarpan is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract which prohibits Tarpan from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Tarpan in connection with the intellectual property rights listed in Schedule 3.20(b) hereto; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; or (xvi) other agreement which is either material to Tarpan’s business or was not entered into in the ordinary course of business.

(b)    To Tarpan’s knowledge, Tarpan has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 3.7 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Tarpan has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Tarpan has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.8  Affiliate Transactions. Except as set forth in Schedule 3.8 hereto, and other than pursuant to this Agreement, no officer, director or employee of Tarpan, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest in Tarpan (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “Tarpan Insiders”), has any agreement with Tarpan (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Tarpan (other than ownership of capital stock of Tarpan). Except as set forth on Schedule 3.8, Tarpan is not indebted to any Tarpan Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Tarpan Insider is indebted to Tarpan (except for cash advances for ordinary business expenses). None of the Tarpan Insiders has any direct or indirect interest in any competitor, supplier or customer of Tarpan or in any Person from whom or to whom Tarpan leases any property, or in any other Person with whom Tarpan transacts business of any nature. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.9  Compliance with Laws; Permits.

(a)  Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Tarpan, Tarpan and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Tarpan, and Tarpan has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements. Tarpan is not relying on any exemption from or deferral of any such applicable law, Environmental Laws, regulation or other requirement that would not be available to Manhattan after it acquires Tarpan’s properties, assets and business.

(b) Tarpan has, in full force and effect, all material licenses, permits, Environmental Permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “Tarpan Permits”), except for such Tarpan Permits which would not, individually or in the aggregate, have a Material Adverse Effect on Tarpan. A true, correct and complete list of all of the Tarpan Permits is set forth in Schedule 3.9 hereto. To the knowledge of Tarpan, Tarpan has conducted its business in compliance with all material terms and conditions of the Tarpan Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Tarpan.

3.10  Financial Statements. Tarpan has provided Manhattan with an unaudited balance sheet of Tarpan as of December 31, 2004, and the related unaudited statements of income, changes in stockholders’ equity and cash flows of Tarpan for the periods then ended (the “Tarpan Financial Statements”). The Tarpan Financial Statements have been prepared in a manner consistent with past practice and fairly present, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Tarpan as of the date of and for the period referred to in the Tarpan Financial Statements.

3.11  Books and Records. The books of account, minute books, stock record books, and other similar records of Tarpan, complete copies of which have been made available to Manhattan, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tarpan.

3.12  Real Property. Tarpan does not own any real property. Schedule 3.12 contains a list of all leaseholds and other interests of Tarpan in any real property. Tarpan has good and valid title to such leaseholds and other interests free and clear of all liens and encumbrances, except for such liens and encumbrances which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The real property to which such leaseholds and other interests pertain constitutes all of the real property used in Tarpan’s business.

3.13  Insurance. The insurance policies obtained and maintained by Tarpan that are material to Tarpan are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Tarpan is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Tarpan has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14  No Undisclosed Liabilities. Except as reflected in the audited balance sheet of Tarpan as of December 31, 2004 or the related notes thereto (the “Tarpan Latest Balance Sheet”), Tarpan has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen since the date of the Tarpan Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.15  Environmental Matters. None of the operations of Tarpan involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent. To the knowledge of Tarpan, none of the facilities of Tarpan are undertaking, nor has Tarpan received written notice that it is subject to, Remedial Action, except for such Remedial Actions that would not have a Material Adverse Effect on Tarpan.

3.16  Absence of Certain Developments. Except as disclosed in the Tarpan Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2004, Tarpan has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Material Adverse Effect on Tarpan, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Tarpan’s obligations pursuant to this Agreement, (iii) any material change by Tarpan in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Tarpan or any redemption, purchase or other acquisition of any of Tarpan’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Tarpan, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Tarpan, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Tarpan, (vii) any amendment to the Certificate of Incorporation or Bylaws of Tarpan, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Tarpan, (x) purchase, sale, assignment or transfer of any material assets by Tarpan, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of Tarpan, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Tarpan, or (z) cancellation, compromise, release or waiver by Tarpan of any rights of material value or any material debts or claims, (ix) any incurrence by Tarpan of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Tarpan, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Tarpan is a party or by which it is bound, (xiii) entry by Tarpan into any loan or other transaction with any officers, directors or employees of Tarpan, (xiv) any charitable or other capital contribution by Tarpan or pledge therefore, (xv) entry by Tarpan into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Tarpan to do any of the things described in the preceding clauses (i) through (xv).

3.17  Employee Benefit Plans. (a) Schedule 3.17(a) lists all material (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of Tarpan, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Tarpan, in the case of a plan described in (i) or (ii) above, that is currently maintained by Tarpan or with respect to which Tarpan has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Tarpan Plans”). Tarpan has heretofore made available to Manhattan true and complete copies of the Tarpan Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b) No Tarpan Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) subject to Title IV of ERISA or Section 412 of the Code.

(c) There is no proceeding pending or, to Tarpan’s knowledge, threatened against the assets of any Tarpan Plan or, with respect to any Tarpan Plan, against Tarpan other than proceedings that would not reasonably be expected to have a Material Adverse Effect on Tarpan, and to Tarpan’s knowledge, there is no proceeding pending or threatened in writing against any fiduciary of any Tarpan Plan other than proceedings that would not reasonably be expected to have a Material Adverse Effect on Tarpan.

(d) Each of the Tarpan Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each of the Tarpan Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f) Except as set forth in Schedule 3.17(f), no director, officer, or employee of Tarpan will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Tarpan Plan solely as a result of consummation of the transactions contemplated by this Agreement.

3.18  Employees.

(a)  Schedule 3.18 lists the following information for each employee and each director of Tarpan as of the date of this Agreement, including each employee on leave of absence or layoff status: (1) name; (2) job title; (3) current annual base salary or annualized wages; (4) bonus compensation earned during 2004; (5) vacation accrued and unused; (6) service credited for purposes of vesting and eligibility to participate under Tarpan Plans; and (7) the number of shares of Tarpan Common Stock beneficially owned by each such employee. Schedule 3.18 also lists the following information for each consultant or advisory board member of Tarpan, as of the date of this Agreement: (x) name; (y) services performed in 2004; and (z) compensation received from Tarpan with respect to services performed in 2004.

(b)  Except as otherwise set forth in Schedule 3.18, or as contemplated by this Agreement, to the knowledge of Tarpan, (i) neither any executive employee of Tarpan nor any group of Tarpan’s employees has any plans to terminate his, her or its employment; (ii) Tarpan has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Tarpan nor is Tarpan aware of any facts that would give rise to such a claim; (iv) no employee of Tarpan is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Tarpan; and (v) no employee or former employee of Tarpan has any claim with respect to any intellectual property rights of Tarpan set forth in Schedule 3.20(b) hereto.

3.19  Proprietary Information and Inventions. Each current Tarpan employee, consultant, and advisory board member is a party to either a non-disclosure agreement or an employment agreement with Tarpan containing comparable non-disclosure provisions. To Tarpan’s knowledge, no current or former Tarpan employee, consultant or advisory board member who is a party to a non-disclosure agreement has breached such non-disclosure agreement. To Tarpan’s knowledge, no current or former Tarpan employee, consultant or advisory board member who is a party to an employment agreement with Tarpan has breached the non-disclosure provisions of such agreement.

3.20  Intellectual Property. (a) Except as set forth in Schedule 3.20(a), to its knowledge, Tarpan owns, or has valid and enforceable licenses to use, all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Tarpan Intellectual Property”):

(1) patents (including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing) (collectively, the “Patents”);

(2) registered and unregistered copyrights and copyright applications (collectively, the “Copyrights”);

(3) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of like nature, together with all registrations and applications therefor (collectively, the “Trademarks”);

(4) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, the “Know-How”); and

(5) software, other than “off-the-shelf” software (the “Software,” and together with the Patents, Copyrights, Trademarks, and Know-How, the “Intellectual Property”).

(b) Set forth on Schedule 3.20(b) is a complete and accurate list of all material Patents, Trademarks, registered or material Copyrights and software owned or licensed by Tarpan. Schedule 3.20(b) sets forth a complete and accurate list of all Persons from which or to which Tarpan licenses any material Intellectual Property.

(c) To its knowledge, Tarpan is the sole and exclusive owner of the Tarpan Intellectual Property its purports to own, free and clear of all liens and encumbrances, except for such liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Tarpan, and free of all licenses except those set forth in Schedule 3.20(c) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $5,000. To Tarpan’s knowledge, no Copyright registration, Trademark registration, or Patent set forth in Schedule 3.20(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to Tarpan’s knowledge, threatened opposition or cancellation proceeding in any country.

(d) Except as set forth in Schedule 3.20(d) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tarpan, to Tarpan’s knowledge, (1) neither the conduct of Tarpan’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Tarpan Intellectual Property by any Person. Except as set forth in Schedule 3.20(a) and Schedule 3.20(c) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tarpan, there are no claims pending or, to Tarpan’s knowledge, threatened (1) alleging that Tarpan’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, (2) alleging that the Tarpan Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Tarpan Intellectual Property.

(e)  Tarpan has not entered into any material consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Tarpan Intellectual Property other than as part of the license agreements listed in Schedule 3.20(b) or set forth in Schedule 3.20(c).

(f) Except as set forth in Schedule 3.20(f), Tarpan is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Tarpan Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Tarpan.

3.21  Tax-Free Reorganization. Neither Tarpan nor, to Tarpan’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.22  Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Tarpan Common Stock is the only vote of the holders of any class or series of Tarpan capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

3.23  Full Disclosure. The representations and warranties of Tarpan contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which Tarpan has knowledge that has not been disclosed to Manhattan pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Tarpan or materially adversely affect the ability of Tarpan to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MANHATTAN AND TAC

Manhattan and TAC hereby represent and warrant to Tarpan as follows:

4.1 Organization and Qualification. Each of Manhattan and TAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The copies of the Certificate of Incorporation and Bylaws of each of Manhattan and TAC that have been made available to Tarpan on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Manhattan is duly licensed or qualified to do business in every jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Manhattan.

4.2 Authority Relative to this Agreement; Non-Contravention. Each of Manhattan and TAC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of Manhattan and TAC, and the consummation by Manhattan and TAC of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each of Manhattan and TAC and by Manhattan as the sole stockholder of TAC. No other corporate proceedings on the part of Manhattan or TAC are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Manhattan. This Agreement has been duly executed and delivered by Manhattan and TAC and, assuming it is a valid and binding obligation of Tarpan, constitutes a valid and binding obligation of Manhattan and TAC enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except as set forth in Schedule 4.2, neither Manhattan nor TAC is subject to, nor obligated under, any provision of (a) their respective Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Manhattan. Except for (a) approvals under applicable blue sky laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings, authorizations or approvals as may be set forth in Schedule 4.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Manhattan or TAC for the consummation by Manhattan or TAC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Manhattan or TAC or materially adversely affect the consummation of the transactions contemplated hereby.

4.3 Capitalization.

(a) The authorized, issued and outstanding shares of capital stock of Manhattan as of the date hereof are correctly set forth on Schedule 4.3(a). The issued and outstanding shares of capital stock of Manhattan have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Other than as described on Schedule 4.3(a), Manhattan has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in Schedule 4.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Manhattan and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Manhattan any shares of capital stock or other securities of Manhattan of any kind. Except as set forth on Schedule 4.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Manhattan to repurchase or otherwise acquire any shares of its capital stock.

(b)  To Manhattan’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Manhattan.

(c)  The authorized capital of TAC consists of 1,000 shares of common stock, par value $.001 per share, all of which are issued and outstanding and held of record by Manhattan as of the date hereof. The issued and outstanding shares of capital stock of TAC are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 4.3(c), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating TAC to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock

4.4 Exchange Act Reports. Prior to the date of this Agreement, Manhattan has delivered or made available to Tarpan complete and accurate copies of (a) Manhattan’s Annual Report on Form 10-KSB (as amended) for the year ended December 31, 2003 (the “Manhattan 10-K Report”) as filed with the SEC, (b) all Manhattan proxy statements and annual reports to stockholders used in connection with meetings of Manhattan stockholders held since January 1, 2004 (the “Manhattan Proxy Statements”); (c) Manhattan’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, (the “Manhattan 10-Q Reports”), as filed with the SEC; and (d) all current reports on Form 8-K filed with the SEC after December 31, 2003 (the “Manhattan 8-K Reports,”) or registration statements (together with the Manhattan 8-K Reports, the Manhattan 10-K Reports, the Manhattan Proxy Statements and the Manhattan 10-Q Reports, the “Manhattan SEC Filings”). As of their respective dates or as subsequently amended prior to the date hereof, each of the Manhattan SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. Since January 1, 2004, Manhattan has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act. Each of the financial statements (including footnotes thereto) included in or incorporated by reference in the Manhattan SEC Filings (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and (iii) fairly present, in all material respects, the financial condition of Manhattan as of the respective dates thereof and results of operations and cash flows for the periods referred to therein. The principal executive officer and the principal financial officer of Manhattan have signed, and Manhattan has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither Manhattan nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing of such certifications.

4.5 Absence of Certain Developments. Except as set forth in Schedule 4.5 or as disclosed in the Manhattan SEC Filings or as otherwise contemplated by this Agreement, since September 30, 2004, Manhattan has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Material Adverse Effect on Manhattan, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Manhattan’s obligations pursuant to this Agreement, (iii) any material change by Manhattan in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Manhattan, except for dividends declared and paid in accordance with the terms of Manhattan’s Series A Convertible Preferred Stock, $.001 par value per share, or any redemption, purchase or other acquisition of any of Manhattan’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Manhattan, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Manhattan, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Manhattan, (vii) any amendment to the Certificate of Incorporation or Bylaws of Manhattan, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Manhattan, (x) purchase, sale, assignment or transfer of any material assets by Manhattan, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of Manhattan, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Manhattan, or (z) cancellation, compromise, release or waiver by Manhattan of any rights of material value or any material debts or claims, (ix) any incurrence by Manhattan of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Manhattan, (xi) entry by Manhattan into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Manhattan is a party or by which it is bound, (xiii) entry by Manhattan into any loan or other transaction with any officers, directors or employees of Manhattan, (xiv) any charitable or other capital contribution by Manhattan or pledge therefore, (xv) entry by Manhattan into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Manhattan to do any of the things described in the preceding clauses (i) through (xv).

4.6 Absence of Undisclosed Liabilities. Except as reflected in the audited consolidated balance sheet of Manhattan as of December 31, 2004 included in Manhattan’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (the “Manhattan Latest Balance Sheet”), Manhattan has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except (i) liabilities which have arisen since the date of the Manhattan Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in Schedule 4.6 attached hereto.

4.7 Litigation. Except as set forth in Schedule 4.7, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Manhattan, threatened against Manhattan, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.8 No Brokers or Finders. Except for InteCap, Inc., which has been engaged by Manhattan to render a fairness opinion in connection with the Merger, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Manhattan.

4.9 Validity of the Manhattan Common Stock. The shares of Manhattan Common Stock representing the Merger Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

4.10  Tax Matters.

(a) (i) Manhattan has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Manhattan Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any taxing authority having jurisdiction; (ii) all such Manhattan Returns are complete and accurate in all material respects; (iii) Manhattan has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Manhattan has established on the Manhattan Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Manhattan has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no material liens for Taxes upon any assets of Manhattan, except liens for Taxes not yet due.

(c) No deficiency for any Taxes has been proposed, asserted or assessed against Manhattan that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 4.10, no waiver, extension or comparable consent given by Manhattan regarding the application of the statute of limitations with respect to any Taxes or Manhattan Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 4.10, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Manhattan Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Manhattan by any Taxing authority regarding any such Tax audit or other proceeding, or, to the knowledge of Manhattan, is any such Tax audit or other proceeding threatened with regard to any Taxes or Manhattan Returns. Manhattan does not expect the assessment of any additional Taxes of Manhattan for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Manhattan which would exceed the estimated reserves established on its books and records.

(d) Except as set forth on Schedule 4.10, Manhattan is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Manhattan not to be deductible (in whole or in part) under Section 280G of the Code. Manhattan is not liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by Manhattan with respect to Taxes. Manhattan is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Manhattan has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 4.10 contains a list of all jurisdictions in which Manhattan is required to file any Manhattan Return and no claim has been made by a taxing authority in a jurisdiction where Manhattan does not currently file Manhattan Returns that Manhattan is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Manhattan. Manhattan has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. Manhattan is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

(e) Manhattan has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) Except as set forth on Schedule 4.10, Manhattan has not requested any extension of time within which to file any Manhattan Return, which return has not since been filed.

4.11 Contracts and Commitments.

(a) To Manhattan’s knowledge, Manhattan has performed all material obligations required to be performed by it in connection with the contracts or agreements required to be filed with the Manhattan SEC Filings and is not in receipt of any claim of default under any contract or agreements required to be filed with the Manhattan SEC Filings; Manhattan has no present expectation or intention of not fully performing any material obligation pursuant to any contract or agreement required to be filed with the Manhattan SEC Filings; and Manhattan has no knowledge of any breach or anticipated breach by any other party to any contract or agreement required to be filed with the Manhattan SEC Filings.

4.12 Intellectual Property.

(a)  Except as set forth in Schedule 4.12(a), to its knowledge, Manhattan owns or has valid and enforceable licenses to use, all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Manhattan Intellectual Property”): (i) the Patents; (ii) the Copyrights; (iii) the Trademarks; (iv) the Know-How; and (v) the Software.

(b)  Set forth on Schedule 4.12(b) is a complete and accurate list of all material Patents, Trademarks, registered or material Copyrights and Software owned or licensed by Manhattan. Schedule 4.12(b) sets forth a complete and accurate list of all Persons from which or to which Manhattan licenses any material Intellectual Property.

(c)  To its knowledge, Manhattan is the sole and exclusive owner of the Manhattan Intellectual Property it purports to own, free and clear of all liens and encumbrances, except for such liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Manhattan, and free of all licenses except those set forth in Schedule 4.12(c) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $5,000. To Manhattan’s knowledge, no Copyright registration, Trademark registration, or Patent set forth in Schedule 4.12(b) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to Manhattan’s knowledge, threatened opposition or cancellation proceeding in any country.

(d)  Except as set forth in Schedule 4.12(d) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Manhattan, to Manhattan’s knowledge, (1) neither the conduct of Manhattan’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Manhattan Intellectual Property by any Person. Except as set forth in Schedule 4.12(a) and Schedule 4.12(c) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Manhattan, there are no claims pending or, to Manhattan’s knowledge, threatened (1) alleging that Manhattan’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, (2) alleging that the Manhattan Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Manhattan Intellectual Property.

(e)  Manhattan has not entered into any material consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Manhattan Intellectual Property other than as part of the license agreements listed in Schedule 4.12(b) or set forth in Schedule 4.12(c).

(f)  Except as set forth in Schedule 4.12(f), Manhattan is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Manhattan Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Manhattan.

4.13 Affiliate Transactions. Except as set forth in Schedule 4.13 hereto or disclosed in the Manhattan SEC Filings, and other than pursuant to this Agreement, no officer, director or employee of Manhattan, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “Manhattan Insiders”), has any agreement with Manhattan (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Manhattan (other than ownership of capital stock of Manhattan). Manhattan is not indebted to any Manhattan Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Manhattan Insider is indebted to Manhattan except for cash advances for ordinary business expenses). None of the Manhattan Insiders has any direct or indirect interest in any competitor, supplier or customer of Manhattan or in any Person from whom or to whom Manhattan leases any property, or in any other Person with whom Manhattan transacts business of any nature. For purposes of this Section 4.13, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

4.14 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Manhattan, Manhattan and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Manhattan, and Manhattan has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements.

(b) Manhattan has, in full force and effect, all material licenses, permits, Environmental Permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “Manhattan Permits”). A true, correct and complete list of all of the material Manhattan Permits is set forth in Schedule 4.14 hereto. To the knowledge of Manhattan, Manhattan has conducted its business in compliance with all material terms and conditions of the Manhattan Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Manhattan.

4.15 Books and Records. The books of account, minute books, stock record books, and other similar records of Manhattan, complete copies of which have been made available to Tarpan, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Manhattan.

4.16 Real Property. Manhattan does not own any real property. Schedule 4.16 contains a list of all leaseholds and other interests of Manhattan in any real property. Manhattan has good and valid title to such leaseholds and other interests free and clear of all liens and encumbrances, except for such liens and encumbrances which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The real property to which such leaseholds and other interests pertain constitutes all of the real property used in Manhattan’s business.

4.17 Insurance. The insurance policies obtained and maintained by Manhattan that are material to Manhattan are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Manhattan is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Manhattan has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.18 Environmental Matters. None of the operations of Manhattan involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent. To the knowledge of Manhattan, none of the facilities of Manhattan are undertaking, nor has Manhattan received written notice that it is subject to, Remedial Action, except for such Remedial Actions that would not have a Material Adverse Effect on Manhattan.

4.19 Proprietary Information and Inventions. Each current Manhattan employee, consultant, and advisory board member is a party to either a non-disclosure agreement in the form attached as Schedule 4.19 or an alternative employment agreement with Manhattan containing comparable non-disclosure provisions. To Manhattan’s knowledge, no current or former Manhattan employee, consultant or advisory board member who is a party to a non-disclosure agreement has breached such non-disclosure agreement. To Manhattan’s knowledge, no current or former Manhattan employee, consultant or advisory board member who is party to an alternative employment agreement with Manhattan has breached the non-disclosure provisions of such agreement.

4.20 Tax-Free Reorganization. Neither Manhattan nor, to Manhattan’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.21 Full Disclosure. The representations and warranties of each of Manhattan and TAC contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which Manhattan or TAC has knowledge that has not been disclosed to Tarpan in the Manhattan SEC Filings or pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Manhattan or TAC, or materially adversely affect the ability of Manhattan or TAC to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Conduct of Business by Tarpan. From the date of this Agreement to the Effective Time, unless Manhattan shall otherwise agree in writing (which consent shall not be unreasonably withheld) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, Tarpan shall not, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any of its capital stock, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to any of the capital stock of Tarpan, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Tarpan’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Tarpan’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except as otherwise described on Schedule 5.1 hereto or in connection with the exercise or conversion of Tarpan securities outstanding on the date of this Agreement, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections not required by law and inconsistent with past practice, settle or compromise any material tax liability or file any amended tax return.

5.2 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement.

5.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.4 Due Diligence; Access to Information; Confidentiality.

(a) Between the date hereof and the Closing, Tarpan and Manhattan shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party reasonable access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)       Prior to Closing and if the transactions contemplated by this Agreement are not consummated pursuant to this Agreement, neither Manhattan nor Tarpan nor any of their officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)	is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(ii)	becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(iii)	is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.5 Tax Treatment. None of Manhattan, TAC or Tarpan, or the Surviving Company after the Effective Time, shall knowingly take any action which could reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.6  Press Releases. Tarpan and Manhattan shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the other transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.7 Private Placement. Each of Tarpan and Manhattan shall take all necessary action on its part such that the issuance of the Merger Consideration to Tarpan stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, Tarpan shall (1) provide each Tarpan stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Manhattan and Tarpan (a “Stockholder Questionnaire”) and (2) use its reasonable best efforts to cause each Tarpan stockholder to attest that such stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Manhattan and Tarpan to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

5.8 Tarpan Stockholders’ Meeting; Materials to Stockholders.

(a)  Tarpan shall, in accordance with Section 251 of the DGCL and its Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting of Tarpan Stockholders (the “Tarpan Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, the Merger and the other transactions contemplated hereby. Alternatively, Tarpan shall use its reasonable best efforts to obtain, prior to the Tarpan Stockholder Meeting, the written consent of Tarpan stockholders approving this Agreement, the Merger and the other transactions contemplated hereby.

(b) Tarpan shall as promptly as practicable following the date of this Agreement prepare and mail to Tarpan’s stockholders all information, including the Information Statement, as may be required to comply with the DGCL, the Securities Act and the Exchange Act.

5.9 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither Tarpan nor its officers, directors, Affiliates, employees, investment bankers, brokers or other agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person, other than Manhattan, relating to an Acquisition Proposal; provided that Tarpan may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of Tarpan determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Tarpan. Tarpan will promptly advise Manhattan if it receives an Acquisition Proposal or inquiry with respect to the matters described above.

5.10 Failure to Fulfill Conditions. In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, such party will promptly notify the other parties hereto.

5.11 Registration Rights with Respect to Manhattan Common Stock. Manhattan shall grant to the holders of Tarpan Common Stock, who receive Manhattan Common Stock as Merger Consideration upon the Closing of the Merger, registration rights with respect to those shares of Manhattan Common Stock in accordance with the terms of a registration rights agreement to be entered into by Manhattan and the holders of Tarpan Common Stock as of the Closing Date substantially in the form of Exhibit B attached hereto (the “Registration Rights Agreement”).

5.12 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

5.13 Information Statement. Manhattan and Tarpan will prepare the information statement (the “Information Statement”) in connection with the Merger in accordance with Regulation D promulgated under the Exchange Act and the DGCL, and Tarpan shall provide the Information Statement to its stockholders as soon as practicable after the date hereof. Manhattan and Tarpan will furnish all information concerning Manhattan and Tarpan, respectively, as may be reasonably necessary or requested in connection with the foregoing. None of the information supplied or to be supplied by Manhattan or Tarpan for inclusion or incorporation by reference in the Information Statement will, at the time of the Information Statement is first published, sent or given to holders of the Tarpan Common Stock, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of the parties hereto becomes aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Information Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other parties hereto and to take the necessary steps to correct the Information Statement.

ARTICLE VI
CONDITIONS

6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a)   No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)  Stockholder Approvals. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the Requisite Tarpan Stockholder Vote.

(c)  Adverse Proceedings. There shall not be instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Manhattan or TAC of all or a material portion of the business or assets of Tarpan, or to compel Manhattan or TAC or any of their respective subsidiaries or Tarpan to dispose of or to hold separately all or a material portion of the business or assets of Manhattan or of Tarpan, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the consummation of the transactions contemplated hereby.

(d)  Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.1(c).

(e)  Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets, or any suspension of trading in Manhattan Common Stock, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

(f)  Federal Tax Opinion. Tarpan shall have received a tax opinion from Reitler Brown & Rosenblatt LLC, counsel to Tarpan, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

(i)	The Merger will qualify as a reorganization under Section 368(a) of the Code. Tarpan, TAC and Manhattan will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(ii)	No gain or loss will be recognized by the stockholders of Tarpan upon the receipt by its stockholders of the Merger Consideration pursuant to Section 354(a)(1) of the Code.

6.2 Additional Conditions to Obligation of Manhattan and TAC. The obligation of Manhattan and TAC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)  Representations and Compliance. The representations and warranties of Tarpan contained in this Agreement, disregarding any materiality qualifications contained herein, shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though made on and as of such date. Tarpan shall, in all material respects, have performed each obligation and agreement and complied with each covenant required to be performed and complied with by it hereunder at or prior to the Effective Time.

(b)  Officers’ Certificate. Tarpan shall have furnished to Manhattan a certificate executed by each of the Chief Executive Officer and the Treasurer of Tarpan, dated as of the Effective Date, in which each such officer shall certify that, to the best of his knowledge, the conditions set forth in Section 6.2(a) have been fulfilled.

(c)  Secretary’s Certificate. Tarpan shall have furnished to Manhattan (i) copies of the text of the resolutions by which the corporate action on the part of Tarpan necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Tarpan by its corporate secretary or one of its assistant corporate secretaries certifying to Manhattan that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Effective Date executed on behalf of Tarpan by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Tarpan executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Tarpan, and (iv) a copy of the Certificate of Incorporation of Tarpan, certified by the Secretary of State of the State of Delaware, and a certificate from the Secretary of State of the State of Delaware evidencing the good standing of Tarpan in such jurisdiction.

(d)  Consents and Approvals. Tarpan shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Tarpan’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Tarpan or any license, franchise or permit of or affecting Tarpan.

(e)  Dissenters’ Rights. Holders of no more than three percent (3%) of the outstanding shares of Tarpan Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

(f)  Fairness Opinion. Manhattan shall have received a written opinion addressed to it stating that the Merger Consideration to be paid by it in the Merger is fair to the stockholders of Manhattan from a financial point of view, and such fairness opinion shall not have been revoked or withdrawn.

(g)  Merger Certificate. Tarpan shall have executed a copy of the Certificate of Merger.

(h)  Stockholder Questionnaire. Each of the Tarpan stockholders shall have executed and delivered to Manhattan a completed Stockholder Questionnaire that is accurate in all material respects.

(i)  Abel Employment Agreement. Douglas Abel shall enter into a written agreement with Manhattan providing for his employment as chief executive officer of Manhattan from and after the Effective Time and containing such other terms as shall be mutually agreed upon by Manhattan and Mr. Abel. Further, Mr. Abel’s existing employment agreement(s) with Tarpan shall be terminated with Tarpan having no further obligation to Mr. Abel, including without limitation, any obligation to make any severance or other payments, and all of Mr. Abel’s options to purchase Tarpan securities shall be cancelled.
(j)  No Material Adverse Effect. After the date of this Agreement, there shall not have been any Material Adverse Effect.

(k)  Tarpan Options and Warrants. Immediately prior to the Effective Time, Tarpan shall not have any outstanding options, warrants or other securities representing the right to receive or purchase shares of Tarpan Common Stock.

(l)  Amendment of Notes. Each of the promissory notes described on Schedule 3.7 shall be amended in order to provide that no more than one-half of the outstanding principal and accrued interest owing under each note be payable upon the Effective Time and the remaining one-half shall not be payable until such time as Manhattan completes a financing transaction resulting in gross proceeds of at least $5,000,000.

6.3 Additional Conditions to Obligation of Tarpan. The obligation of Tarpan to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)  Representations And Compliance. The representations and warranties of Manhattan and TAC contained in this Agreement, disregarding any materiality qualifications contained herein, shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though made on and as of such date. Each of Manhattan and TAC shall, in all material respects, have performed each obligation and agreement and complied with each covenant required to be performed and complied with by it hereunder at or prior to the Effective Time.

(b)  Officers’ Certificate. Manhattan shall have furnished to Tarpan a certificate executed by each of the Chief Executive Officer and the Chief Financial Officer of Manhattan, dated as of the Effective Date, in which each such officer shall certify that, to the best of his knowledge, the conditions set forth in Section 6.3(a) have been fulfilled.

(c)  Secretary’s Certificate. Manhattan shall have furnished to Tarpan (i) copies of the text of the resolutions by which the corporate action on the part of each of Manhattan and TAC necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Surviving Company to serve following the Effective Time and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of each of Manhattan and TAC, in each case, dated as of the Effective Date certifying to Tarpan that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Effective Date executed on behalf of each of Manhattan and TAC by their respective corporate secretary or one of their respective assistant corporate secretaries certifying the signature and office of each officer of Manhattan and TAC, as the case may be, executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of each of Manhattan and TAC, certified by the Secretary of State of the State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of each of Manhattan and TAC in such jurisdiction.

(d)  Consents and Approvals. Manhattan and TAC shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Manhattan’s or TAC’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Manhattan or TAC or any license, franchise or permit of or affecting Manhattan or TAC.

(e)  No Material Adverse Effect. After the date of this Agreement, there shall not have been any Material Adverse Effect.

(f)  Legal Opinion. Tarpan shall have received a legal opinion from Maslon Edelman Borman & Brand, LLP, counsel to Manhattan, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that the issuance of the Merger Consideration is exempt from the registration requirements of the Securities Act.

(g)  Registration Rights Agreement. Manhattan shall have delivered the Registration Rights Agreement, duly executed by it.

ARTICLE VII
TERMINATION

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding the Requisite Tarpan Stockholder Vote):

(a)  by mutual consent of Tarpan and Manhattan, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)  by Manhattan, if any representation of Tarpan set forth in this Agreement was inaccurate when made, or becomes inaccurate, such that the condition set forth in Section 6.2(a) could not be satisfied;

(c)  by Tarpan, if any representation of Manhattan or TAC set forth in this Agreement was inaccurate when made, or becomes inaccurate, such that the condition set forth in Section 6.3(a) could not be satisfied;

(d)  by Manhattan, if Tarpan fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 6.2(a) could not be satisfied;

(e)  by Tarpan, if Manhattan or TAC fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 6.3(a) could not be satisfied;

(f)  by either Tarpan or Manhattan, if the Requisite Tarpan Stockholder Vote shall not have been obtained; or

(g)  by either Tarpan or Manhattan, if the Merger and the other transactions contemplated hereby shall not have been consummated on or before April 8, 2005, or such later date as Tarpan and Manhattan may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall become void and there shall be no liability on the part of any of the parties hereto, except for the provisions of Sections 5.3, 5.4(b), 5.6 and 7.2 and Article VIII, which shall survive any termination of this Agreement. No termination of this Agreement shall relieve any party hereto from liability for the willful and intentional breach of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination and, with respect to Sections 5.3, 5.4(b), 5.6 and 7.2 and Article VIII, occurring prior to, on or after such termination. Any party hereto shall be entitled to recover from the other parties hereto all fees, costs and expenses (including reasonable attorney’s fees and expenses) incurred or suffered by it arising out of or due to the other party’s breach of its representations, warranties, covenants or agreements under this Agreement (including in any Schedule to this Agreement or certificate provided in connection with the transactions contemplated hereby).

ARTICLE VIII
GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, fax, overnight delivery service, or registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Tarpan:	Tarpan Therapeutics, Inc. 787 Seventh Avenue, 48th Floor New York, New York 10019 Facsimile: (212) 554-4355 Attn: Douglas Abel and Stephen Rocamboli
With copies to:	Reitler Brown & Rosenblatt LLC 800 Third Avenue, 21st Floor New York, New York 10022 Facsimile: (212) 371-5500 Attn: Scott H. Rosenblatt, Esq.
If to Manhattan or TAC:	Manhattan Pharmaceuticals, Inc. 810 Seventh Avenue, 8th Floor New York, New York 10019 Facsimile: (212) 582-3957 Attn: Chief Financial Officer

With copies to:	Maslon Edelman Borman & Brand, LLP 90 South Seventh Street, Suite 3300 Minneapolis, MN 55402 Facsimile: (612) 642-8358 Attn: William M. Mower, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

8.2 No Survival. The representations and warranties contained in this Agreement and in any instrument delivered pursuant to this Agreement will terminate at the Effective Time or on the termination of this Agreement in accordance with Sections 7.1 and 7.2. The covenants or agreements contained in Article II and any other covenants or agreements contained in this Agreement requiring performance or compliance after the Effective Time (including, without limitation, Section 6.3(c)) shall survive the Effective Time indefinitely.

8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles, Exhibits or Schedules refer to Sections of, Articles of, Exhibit to, or Schedule to, this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

8.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

8.5 Amendment. Except as otherwise required by applicable law after the stockholders of Tarpan approve this Agreement, the Merger and the other transactions contemplated hereby, this Agreement may be amended or modified by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

8.6 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties hereto or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall be valid only if made in writing and duly executed by the party giving such extension or waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

8.9 Third Party Beneficiaries. Except as provided in the following sentence, this Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto.

8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York (except to the extent the DGCL applies), without regard to the conflicts of law rules of such state.

8.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first written above.

TARPAN THERAPEUTICS, INC. By: /s/ Douglas Abel Name: Douglas Abel Title: President and Chief Executive Officer
MANHATTAN PHARMACEUTICALS, INC. By: /s/ Nicholas J. Rossettos Name: Nicholas J. Rossettos Title: Chief Financial Officer
TARPAN ACQUISITION CORP. By: /s/ Nicholas J. Rossettos Name: Nicholas J. Rossettos Title: President